EXHIBIT 1

                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                    COMMON STOCK, PAR VALUE $.01 PER SHARE;
        SERIES A CONVERTIBLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE;
      SERIES B 8% CONVERTIBLE PREFERRED SHARES, PAR VALUE $.01 PER SHARE;
 SERIES C 6% CONVERTIBLE REDEEMABLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE;
                                      AND
 SERIES D 10% CONVERTIBLE REDEEMABLE PREFERRED STOCK, PAR VALUE $.01 PER SHARE
                                       OF
                          EVEREST MEDICAL CORPORATION
                                       AT
                              $4.85 NET PER SHARE
                                       BY
                            GOLDEN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                GYRUS GROUP PLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
                 ON THURSDAY, APRIL 13, 2000, UNLESS EXTENDED.

    THE BOARD OF DIRECTORS OF EVEREST MEDICAL CORPORATION, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF EVEREST MEDICAL CORPORATION, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF EVEREST MEDICAL CORPORATION ACCEPT THE OFFER AND TENDER THEIR SHARES.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE DATE OF THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF AN AGGREGATE OF THE (1) SHARES OF COMMON STOCK OF EVEREST MEDICAL CORPORATION (DETERMINED AS OF THE DATE OF THE EXPIRATION OF THE OFFER ON A FULLY DILUTED BASIS FOR ALL OUTSTANDING STOCK OPTIONS, WARRANTS, AND ANY OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING ON THE DATE OF THE EXPIRATION OF THE OFFER), (2) SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK OF EVEREST MEDICAL CORPORATION, (3) SHARES OF
SERIES B 8% CONVERTIBLE PREFERRED SHARES OF EVEREST MEDICAL CORPORATION,
(4) SHARES OF SERIES C 6% CONVERTIBLE REDEEMABLE PREFERRED STOCK OF EVEREST MEDICAL CORPORATION, AND (5) SHARES OF SERIES D 10% CONVERTIBLE REDEEMABLE PREFERRED STOCK OF EVEREST MEDICAL CORPORATION.

                            ------------------------

                                 March 16, 2000

                               SUMMARY TERM SHEET

    The following is a summary of the material terms of our offer. The items in this summary are described in more detail elsewhere in this Offer to Purchase and the other tender offer documents delivered to you. This summary provides an overview of selected information and does not contain all of the information you should consider. You should also read the more detailed information set out in this Offer to Purchase and the other tender offer documents delivered to you. We have included additional information regarding our offer in our Schedule TO, with attached exhibits, that we filed with the Securities and Exchange Commission on March 16, 2000. References in this summary term sheet to "we", "our", and "ours" refer to the offeror, Golden Acquisition Corp. References in this summary term sheet to "you", "your" and "yours" refer to shareholders of Everest Medical.

THE OFFEROR

    - We, Golden Acquisition Corp., are a Delaware corporation and a wholly-owned subsidiary of Gyrus Group PLC, a public limited company incorporated and existing under the laws of England and Wales. For more information about us, see Section 9 of this Offer to Purchase.

THE OFFER

    - We are offering to purchase for cash all outstanding shares of:

       - common stock of Everest Medical, for $4.85 per share;

       - Series A Convertible Preferred Stock of Everest Medical for $4.85 per share;

       - Series B 8% Convertible Preferred Shares of Everest Medical for $4.85 per share;

       - Series C 6% Convertible Redeemable Preferred Stock of Everest Medical for $4.85 per share; and

       - Series D 10% Convertible Redeemable Preferred Stock of Everest Medical for $4.85 per share.

    For more information about the offer, see Section 1 of this Offer to Purchase.

THE MERGER

    - Our offer is being made pursuant to the terms of a merger agreement entered into by us, Gyrus Group and Everest Medical on February 23, 2000.

    - Under the merger agreement, if the minimum condition to our offer is satisfied (see "Conditions to the Offer" below), but we do not acquire all of the shares of common and preferred stock of Everest Medical in the offer, Everest Medical will be merged with us. This merger will ordinarily require the prior approval of shareholders of Everest Medical at a meeting called for that purpose. However, if we acquire at least 90% of the shares of each class of common and preferred stock in the offer, we can complete this merger without a meeting or otherwise seeking your approval. See
      Section 12 of this Offer to Purchase.

    For more information about the merger, see Section 12 of this Offer to Purchase.

RECOMMENDATION OF YOUR BOARD OF DIRECTORS

    - Your board of directors, after receiving the unanimous recommendation of the special committee of the board of directors, has unanimously approved our offer and the merger and has determined that the terms of our offer and the merger are fair to you and in your best interests. Your board of directors has unanimously recommended that you accept our offer and tender your shares. This recommendation and other background information are contained in the Solicitation/ Recommendation Statement of Everest Medical simultaneously delivered to you with this Offer to

      Purchase and included as part of the Schedule 14D-9 filed by Everest Medical with the Securities and Exchange Commission on March 16, 2000.

FAIRNESS OPINION

    - Dougherty & Company LLC, Everest Medical's financial advisor, has delivered to the special committee an opinion, dated as of February 22, 2000, that the per share offer price is fair to you from a financial point of view. For more information about the background of our offer, see
      Section 11 of this Offer to Purchase.

HOW WE INTEND TO FUND THE OFFER

    - We expect to receive the funds necessary to pay you for your shares from our parent, Gyrus Group. Gyrus Group intends to raise approximately
      45 million pounds sterling (US $71 million) in a placing and open offer of its ordinary shares. Gyrus Group will use a portion of the funds raised in the placing and open offer to provide us with the funds required to complete our offer. This placing and open offer is fully underwritten by Nomura International plc. For more information regarding the funding of our offer, see Section 10 of this Offer to Purchase.

WHEN YOU MUST TENDER

    - You have until 12:00 noon, New York City time, on Thursday, April 13, 2000 to tender your shares in the offer.

EXTENSION OF THE OFFER

    Please note, however, that we may extend our offer without the prior consent of Everest Medical in the following circumstances:

    - if, at the Expiration Date, any of the conditions to our obligations to accept shares for payment are not satisfied or waived, until that time as those conditions are satisfied or waived; and

    - for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to our offer or any period required by applicable law.

    - If we decide to extend our offer, we will make a public announcement no later than 9:00 a.m., New York City time, on Friday, April 14, 2000. For more information regarding the extension of our offer, see Section 1 of this Offer to Purchase.

SUBSEQUENT OFFERING PERIOD

    - We may also decide to provide after the expiration date a subsequent offering period of three business days to 20 business days. If we elect to provide a subsequent offering period, we will immediately accept and promptly pay for all shares of common and preferred stock as they are tendered during that period, offering the same consideration offered by us during the initial offering period. No withdrawal rights will apply during this subsequent offering period. For more information regarding a subsequent offering period, see Sections 1 and 3 of this Offer to Purchase for Cash.

HOW YOU TENDER YOUR SHARES

    - To validly tender your shares, Wilmington Trust Company, the depositary for our offer, must receive, prior to 12:00 noon, New York City time, on Thursday, April 13, 2000, either:

       - a properly completed and signed letter of transmittal (or facsimile of the letter of transmittal), together with any required signature guarantees, the original certificates representing your shares and all other documents required by the letter of transmittal; or

       - in the case of a book-entry transfer of common stock, an Agent's Message confirming that book-entry transfer of common stock. You may not validly tender your preferred stock using book entry-transfer procedures.

        Alternatively, to validly tender your shares, you may comply with the guaranteed delivery procedure set forth in our Offer to Purchase. For more information regarding the procedure for tendering shares, see Section 2 of this Offer to Purchase.

HOW TO WITHDRAW YOUR TENDER

    - After you have tendered your shares, you may decide to withdraw your shares. In order to withdraw your previously tendered shares, our depositary must receive, at any time prior to 12:00 noon, New York City time, on Thursday, April 13, 2000, and, unless previously accepted and paid for by us pursuant to our offer, at any time prior to May 14, 2000, a written or facsimile transmission notice of withdrawal from you that specifies:

       - the name of the person that tendered the shares to be withdrawn;

       - the number of shares to be withdrawn; and

       - the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

    - If you delivered or otherwise identified to the depositary certificates for shares, or have tendered shares pursuant to book-entry transfer procedures, you must follow some additional procedures in order to properly withdraw previously tendered shares.

    - No withdrawal rights will apply during any subsequent offering period that we may elect to provide. For more information regarding a subsequent offering period, see Sections 1 and 3 of this Offer to Purchase.

    - We will determine, in our sole discretion, all questions regarding the form and validity of any notices of withdrawal. Our determination will be final and binding. For more information regarding your withdrawal rights, see Section 3 of this Offer to Purchase.

CONDITIONS TO THE OFFER

    - Our offer is subject to the terms and conditions set forth in this Offer to Purchase. The most significant conditions to our offer are:

       - there must be validly tendered and not withdrawn prior to the expiration date that number of shares in Everest Medical that would constitute at least a majority of an aggregate of the:

           - shares of common stock (determined as of the date of the expiration of our offer on a fully diluted basis for all outstanding stock options and warrants);

           - shares of Series A Convertible Preferred Stock;

           - shares of Series B 8% Convertible Preferred Shares;

           - shares of Series C 6% Convertible Redeemable Preferred Stock; and

           - shares of Series D 10% Convertible Redeemable Preferred Stock;

       - there must not be any governmental suit, action or proceeding, or statute, rule, regulation, judgement or order or injunction:

           - challenging our acquisition of any shares under our offer;

           - seeking to restrain or prohibit the making or completion of our offer or the merger of Everest Medical with and into us; or

           - otherwise materially limiting our or Gyrus Group's ability to own or control Everest Medical or the shares or assets of Everest Medical;

       - there must not be any events or changes since the commencement of our offer that have had or that could reasonably be expected to have, individually, or in the aggregate, a material adverse effect on Everest Medical;

       - all representations and warranties of Everest Medical set forth in the merger agreement must be true and correct;

       - Everest Medical must have performed or complied in all material respects with all of its material obligations, agreements and covenants provided in the merger agreement;

       - the merger agreement must not have been terminated;

       - Everest Medical must have obtained any necessary consents it is required to obtain in connection with our offer, the merger agreement, and the merger of Everest Medical with and into us;

       - your board of directors must not withdraw, modify or change its recommendation in favor of our offer, the merger agreement, and the merger of Everest Medical with and into us, in a manner adverse to us or Gyrus Group or recommend certain other acquisition proposals;

       - no entity has acquired or announced its intention to acquire 30% or more of the common stock of Everest Medical or 30% or more of an aggregate of the common and preferred stock of Everest Medical; and

       - we must have received the funds, or have the unconditional right to draw funds, from the placing and open offer we are conducting in the United Kingdom to fund our offer.

        For more information regarding the conditions to our offer, see, in particular, Section 14 of this Offer to Purchase.

CURRENT MARKET FOR SHARES

    - Shares of common stock are traded on The Nasdaq SmallCap Market. On
      March 14, 2000, the reported last sale price of common stock on The Nasdaq SmallCap Market was $4.50 per share.

    - Shares of Series A Convertible Preferred Stock are not publicly traded, but have a liquidation value of $2.50.

    - Shares of Series B 8% Convertible Preferred Shares are not publicly traded, but have a liquidation value of $2.75.

    - Shares of Series C 6% Convertible Redeemable Preferred Stock are not publicly traded, but have a liquidation value of $2.75.

    - Shares of Series D 10% Convertible Redeemable Preferred Stock are not publicly traded, but have a liquidation value of $2.875.

    - If you decide not to tender your shares of Everest Medical, our offer could adversely affect the liquidity and market value of those shares.

    For more information about trading in Everest Medical stock, see Section 8 of this Offer to Purchase.

CONSEQUENCES OF OUR OFFER

    - Our purchase of shares of common stock pursuant to our offer will reduce the number of holders of these shares and the number of shares that might otherwise trade publicly. After the completion of our offer, common stock may no longer qualify for inclusion in The Nasdaq Stock Market due to a decrease in the number of holders of common stock to less than 300 or in the number of publicly held shares to less than 100,000, among other things. If the common stock no longer meets the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or The Nasdaq SmallCap Stock Market, as the case may be, the market for your shares could be adversely affected.

    - We intend to seek to cause Everest Medical to apply for termination of registration of its common stock under the Securities Exchange Act of 1934 as soon after the completion of our offer as the requirements for that termination are met, that is, if there are fewer than 300 holders of record of common stock and common stock is not listed on a national securities exchange.

WHO TO CONTACT

    - If you have questions about our offer, you may contact MacKenzie Partners, Inc., the Information Agent for our offer, at 156 Fifth Avenue, New York, NY 10010, (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll
      Free).

                        ADDITIONAL IMPORTANT INFORMATION

    If you wish to tender all or any portion of your securities in Everest Medical, you must do one of the following:

    - If you are the record holder of your securities and hold certificates for your securities, (1) complete and sign the Letter of Transmittal (or a facsimile copy) following the instructions in the Letter of Transmittal,
      (2) have your signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal, and (3) mail or deliver the Letter of Transmittal (or a facsimile copy), the certificates for your shares and any other required documents to the Depositary, Wilmington Trust Company.

    - If you are the record holder of common stock and delivery of the common stock is to be made by book-entry transfer, (1) transmit an agent's message (as described in Section 2 below) and any other required documents, to Wilmington Trust Company and (2) deliver your common stock pursuant to the procedure for book-entry transfer set forth in Section 2 below.

    - If your securities are registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact and request your broker, dealer, bank, trust company or other nominee to tender your securities.

    - If you desire to tender your securities and your certificates for your securities are not immediately available or, in the case of common stock, you cannot comply in a timely manner with the procedures for book-entry transfer, or you cannot deliver all the required documents to Wilmington Trust Company prior to the expiration of the offer, you may tender your securities by following the procedure for guaranteed delivery described in
      Section 2 below.

    - If you have any questions or if you need assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, please call the Information Agent, MacKenzie Partners, Inc., at its address and telephone number set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      1

THE TENDER OFFER............................................      3

 1. Terms of the Offer......................................      3

 2. Procedure for Tendering Shares..........................      4

 3. Withdrawal Rights.......................................      7

 4. Acceptance for Payment and Payment for Shares...........      8

 5. Certain Federal Income Tax Consequences.................      9

 6. Price Range of the Shares; Dividends on the Shares......     10

 7. Effect of the Offer on the Market for the Shares; Stock
    Quotation; Exchange Act Registration; Margin
    Regulations.............................................     10

 8. Certain Information Concerning the Company..............     12

 9. Certain Information Concerning the Purchaser and
  Parent....................................................     15

10. Source and Amount of Funds..............................     19

11. Contacts with the Company; Background of the Offer......     20

12. Purpose of the Offer; The Merger Agreement..............     23

13. Dividends and Distributions.............................     33

14. Certain Conditions of the Offer.........................     33

15. Certain Legal Matters...................................     34

16. Fees and Expenses.......................................     36

17. Miscellaneous...........................................     36

Schedule I-Directors and Executive Officers of Parent and
  the Purchaser.............................................    S-1

To the Holders of Common Stock, Series A Convertible Preferred Stock, Series B 8% Convertible Preferred Shares, Series C 6% Convertible Redeemable Preferred Stock and Series D 10% Convertible Redeemable Preferred Stock of Everest Medical
Corporation:

                                  INTRODUCTION

    Golden Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Gyrus Group PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent"), is offering to purchase the following securities of Everest Medical Corporation, a Minnesota corporation (the "Company"), for the consideration provided below and upon the terms and subject to the conditions set forth in this Offer to Purchase for Cash dated March 16, 2000 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"):

    - all outstanding shares of common stock (the "Common Shares"), par value $.01 per share, at $4.85 per Common Share (the "Common Share Offer Price"), net to the seller, in cash;

    - all outstanding shares of Series A Convertible Preferred Stock (the "Series A Shares"), par value $.01 per share, at an amount per share equal to the product of (1) the number of Common Shares into which each such Series A Share is convertible multiplied by (2) the Common Share Offer Price, or $4.85 per Series A Share ("the Series A Offer Price"), net to the seller, in cash;

    - all outstanding shares of Series B 8% Convertible Preferred Shares (the "Series B Shares"), $.01 per share, at an amount per share equal to the product of (1) the number of Common Shares into which each such Series B Share is convertible multiplied by (2) the Common Share Offer Price, or $4.85 per Series B Share ("the Series B Offer Price"), net to the seller, in cash;

    - all outstanding shares of Series C 6% Convertible Redeemable Preferred Stock (the "Series C Shares"), par value $.01 per share, at an amount per share equal to the product of (1) the number of Common Shares into which each such Series C Share is convertible multiplied by (2) the Common Share Offer Price, or $4.85 per Series C Share ("the Series C Offer Price"), net to the seller, in cash; and

    - all outstanding shares of Series D 10% Convertible Redeemable Preferred Stock (the "Series D Shares", and collectively with the Common Shares, the Series A Shares, the Series B Shares, and the Series C Shares, the "Shares"), par value $.01 per share, at an amount per share equal to the product of (1) the number of Common Shares into which each such Series D Share is convertible multiplied by (2) the Common Share Offer Price, or $4.85 per Series D Share ("the Series D Offer Price" and, together with the Common Share Offer Price, the Series A Offer Price, the Series B Offer Price and the Series C Offer Price, the "Offer Price"), net to the seller, in cash.

    If you have Shares registered in your name that you tender directly, you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. If you hold your Shares through a broker or bank, you should consult with them to determine if there are any fees applicable to a tender of the Shares. The Purchaser will pay all fees and expenses of Wilmington Trust Company, which is acting as the Depositary (the "Depositary") and MacKenzie Partners, Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    The Company has advised the Purchaser that Dougherty & Company LLC has delivered to the Board of Directors of the Company its written opinion dated February 22, 2000 to the effect that, subject to and based upon the matters described in the opinion, as of the date of such opinion, the Offer Price to be received by the holders of the Common Shares, the Series A Shares, the Series B Shares, the Series C Shares, and the Series D Shares, respectively, pursuant to the Offer and the Merger is fair to such holders from a financial point of view. That opinion is set forth in full as an exhibit to the Company's Solicitation/ Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9" or the "Statement"), which is being mailed to you with this Offer to Purchase. YOU ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING SHARES (DETERMINED AS OF THE EXPIRATION DATE ON A FULLY DILUTED BASIS, TAKING INTO ACCOUNT ALL SHARES ISSUABLE ON EXERCISE OR CONVERSION OF ALL OPTIONS, WARRANTS AND ANY OTHER RIGHTS TO ACQUIRE SHARES OUTSTANDING ON THE EXPIRATION DATE) (THE "MINIMUM CONDITION"). THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION")), WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, LESS THAN THE NUMBER OF SHARES REQUIRED TO SATISFY THE MINIMUM CONDITION. SEE SECTIONS 1 AND 14.

    The Company has informed the Purchaser that, as of February 23, 2000, there were 7,728,965 Common Shares issued and outstanding, 462,937 Series A Shares issued and outstanding, 597,273 Series B Shares issued and outstanding, 410,906 Series C Shares issued and outstanding, and 466,500 Series D Shares issued and outstanding. The Company also has informed the Purchaser that, as of February 23, 2000, there were 1,964,051 shares reserved for issuance upon the exercise of outstanding options, warrants, and other rights to acquire Shares. Accordingly, based on the foregoing assumptions, the Minimum Condition will be satisfied if at least 5,826,947 Shares, or approximately 60.3% of the 9,666,581 outstanding Shares as of February 23, 2000, are validly tendered and not withdrawn prior to the Expiration Date. Once the Minimum Condition has been satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and approve the Merger at a meeting of shareholders of the Company and, if the shares tendered pursuant to the Offer constitute at least 90% of each class of Shares outstanding at such time, to effect the Merger without holding a meeting of the shareholders of the Company.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 23, 2000 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Company will be merged with and into the Purchaser (the "Merger"), with the Purchaser surviving the Merger (as such, the "Surviving Corporation") as a subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the Merger (other than Shares (1) owned by Parent or the Purchaser, (2) remaining outstanding held by any subsidiary of Parent or (3) owned by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Minnesota law) will be converted into the right to receive $4.85 in cash, without interest, the same per share consideration as the Offer Price (the "Merger Consideration"). See Section 12.

    The Merger is subject to a number of conditions, including approval by shareholders of the Company, if such approval is required by applicable law. If the Purchaser acquires 90% or more of each class of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporation Act (the "MBCA"), without any action by any other shareholder of the Company. See Section 12.

    The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 noon, New York City time, on April 13, 2000, unless the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), and the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (1) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (2) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If by 12:00 noon, New York City time, on April 13, 2000 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (1) to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders, (2) to waive one or more of the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (3) to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, (4) to amend the Offer, or (5) to accept for payment all Shares validly tendered as of the Expiration Date and provide a subsequent offering period of three business days to 20 business days after the completion of the initial offering period of the Offer, as may be extended (the "Initial Offering Period"), as defined and further described below.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including
Rule 14d-4(d)(1) under the Exchange Act which requires that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make such public announcement by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

    Pursuant to the Merger Agreement, the Purchaser may, without the prior consent of the Company, extend the Offer, particularly, but not exclusively
(1) if at the Expiration Date any of the conditions to the Purchaser's obligations to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or any period required by applicable law and (3) on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (1) or (2) of this sentence, if on such expiration date the Minimum Condition shall not be satisfied. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

    The Purchaser may also elect to provide a subsequent offering period of three business days to 20 business days after the Expiration Date, pursuant to Rule 14d-11 under the Exchange Act (a "Subsequent Offering Period"). If the Purchaser elects to provide a Subsequent Offering Period, the subsequent offer will be for all outstanding Shares and the Purchaser will immediately accept and promptly pay for all Shares as they are tendered during such Subsequent Offering Period, offering the same form and amount of consideration offered by the Purchaser for validly tendered Shares during the initial offering period. No withdrawal rights shall apply during any Subsequent Offering Period in accordance with Rule 14d-7(a)(2) under the Exchange Act.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by the Exchange Act (including Rule 14d-4(d)(1) and 14e-1). The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    CONSUMMATION OF THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND THE OTHER CONDITIONS SET FORTH IN SECTION 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

    VALID TENDER OF COMMON SHARES. For a shareholder to tender Common Shares validly pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the second succeeding paragraph), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Common Shares must be received by the Depositary at one of such addresses or such Common Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined in the next paragraph) received by the Depositary), in each case, prior to the Expiration Date, or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

    The Depositary will establish an account with respect to the Common Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Common Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    VALID TENDER OF SERIES A SHARES, SERIES B SHARES, SERIES C SHARES AND
SERIES D SHARES. For a shareholder to tender Series A Shares, Series B Shares, Series C Shares and Series D Shares validly pursuant to the Offer, either (1) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, any other documents required by the Letter of Transmittal and certificates for tendered Series A Shares, Series B Shares, Series C Shares and Series D Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. A SHAREHOLDER MAY NOT VALIDLY TENDER SERIES A SHARES, SERIES B SHARES, SERIES C SHARES, OR
SERIES D SHARES PURSUANT TO BOOK-ENTRY TRANSFER PROCEDURES.

    METHOD OF DELIVERY OF SHARES. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if (1) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on the Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be issued, to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

    (1) such tender is made by or through an Eligible Institution;

    (2) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

    (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after February 23, 2000. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, or otherwise, and may execute any written consent, and may otherwise act as an attorney-in-fact and proxy concerning any matter as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders then scheduled.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, any Shares which acceptance or payment, in the opinion of the Purchaser's counsel, may be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such Shareholder's correct Taxpayer Identification Number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Foreign shareholders should complete and sign the main signature form of the Letter of Transmittal and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See instruction 9 to the Letter of Transmittal and "Important Tax Information" in the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 14, 2000.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Common Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Common Shares and must otherwise comply with the Book Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    If the Purchaser elects to provide a Subsequent Offering Period of three business days to 20 business days after the Expiration Date pursuant to Rule 14d-11 of the Exchange Act, no withdrawal rights shall apply during such period in accordance with Rule 14d-7(a)(2) under the Exchange Act.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and, promptly after the Expiration Date, will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Upon the terms and subject to the conditions of the Offer, if the Purchaser elects to provide a Subsequent Offering Period, the Purchaser will immediately accept and promptly pay for all Shares as they are validly tendered during such Subsequent Offering Period. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering shareholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of Common Shares as described in Section 2), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and
(3) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of a particular class of securities of the Company pursuant to the Offer will be the highest per Share consideration paid for that same class of securities to any other holder of that same class of securities pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares. Any such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Common Shares delivered by book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Common Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer will constitute a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. As a result, a tendering shareholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and such shareholder's aggregate adjusted tax basis in the Shares tendered and purchased pursuant to the Offer. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer. If tendered Shares are held by a tendering shareholder as capital assets, any gain or loss recognized by the tendering shareholder will constitute capital gain or loss, and will constitute long-term capital gain or loss if the tendering shareholder held the underlying Shares for more than 12 months as of the date of disposition. There are limits on the deductibility of capital losses.

    A shareholder (other than certain exempt shareholders including, among others, some corporations and certain foreign individuals) that tenders Shares may be subject to backup withholding at a rate of 31% unless the shareholder provides its correct TIN (or certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish its correct TIN in the prescribed manner or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS, and the gross proceeds of the Offer payable to such shareholder may be subject to backup withholding at a rate of 31%. Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

    If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF SUCH PERSON'S INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6.  PRICE RANGE OF THE COMMON SHARES; DIVIDENDS ON THE COMMON SHARES

    The Common Shares are traded on The Nasdaq SmallCap Stock Market(SM) under the symbol "EVMD". There is no established trading market for the Series A Shares, the Series B Shares, the Series C Shares or the Series D Shares. The following table sets forth, for each of the periods indicated, the high and low reported sale prices per Common Share, as reported by The Nasdaq Stock Market.

                                                                    SHARES
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDING DECEMBER 31, 2000
First Quarter (through March 14, 2000)......................   $4.500     $2.000
FISCAL YEAR ENDED DECEMBER 31,1999
First Quarter...............................................   $1.813     $1.438
Second Quarter..............................................   $2.188     $1.469
Third Quarter...............................................   $1.938     $1.563
Fourth Quarter..............................................   $2.250     $1.531

FISCAL YEAR ENDED DECEMBER 31,1998
First Quarter...............................................   $2.875     $1.313
Second Quarter..............................................   $2.438     $1.563
Third Quarter...............................................   $2.375     $1.250
Fourth Quarter..............................................   $2.250     $1.188

    On February 22, 2000, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported last sale price of the Common Shares on The Nasdaq SmallCap Stock Market(SM) was $3.6875 per Common Share. On March 14, 2000, the reported last sale price of the Common Shares on The Nasdaq SmallCap Stock Market(SM) was $4.50 per Common Share. Shareholders are urged to obtain current market quotations for the Common Shares.

    According to the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1999 (the "Form 10-KSB"), the Company has not paid cash dividends on its Common Shares or the Series A Shares since inception, but the Company has paid the holders of the Series B Shares the current dividend of $0.22 per share per annum (8% of the purchase price per share) plus its dividends in arrears commencing in September 1994. Cash dividends paid on the Series B Shares were $140,208 in 1999. The Company has paid holders of the Series C Shares its current dividend of $0.165 per share per annum (6% of the purchase price per share) plus its dividends in arrears commencing August 1995. Cash dividends paid on the Series C Shares were $67,800 in 1999. Holders of the Series D Shares are entitled to dividends of $0.2875 per share per annum (10% of the purchase price per share) plus its dividend in arrears commencing
September 1995. Cash dividends paid on the Series D Shares were $135,556 in 1999. According to the Form 10-KSB, the Company is prohibited from paying dividends on its Common Shares without the consent of the holders of (1) a majority of the Series A Shares, Series B Shares, Series C Shares and Series D Shares and (2) the Company's convertible promissory notes and the warrants issued in connection therewith.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    The purchase of Common Shares pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Common Shares held by the public.

    MARKET FOR SHARES. Depending upon the number of Common Shares purchased pursuant to the Offer, the Common Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in The Nasdaq SmallCap Stock Market(SM). According to published guidelines for the Nasdaq SmallCap Stock Market(SM), the Common Shares might no longer be eligible for quotation on the Nasdaq SmallCap Stock Market(SM) if, among other things, either (1) the

Company's net tangible assets were less than $2,000,000, the Company's market capitalization was less than $35,000,000, and the Company's net income (in latest fiscal year or 2 of last 3 fiscal years) was less than $500,000, or
(2) the number of Common Shares publicly held was fewer than 500,000, there were fewer than 300 holders of round lots, the aggregate market value of publicly held Common Shares was less than $1,000,000, or there were fewer than two registered and active market makers for the Common Shares. If these standards are not met, the Common Shares might nevertheless continue to be included in The Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Common Shares were to fall below 300, or if the number of publicly held Common Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Common Shares, the NASD's rules provide that the Common Shares would no longer be "qualified" for Nasdaq Stock Market reporting and The Nasdaq Stock Market would cease to provide any quotations. Common Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Common Shares are not considered as being publicly held for this purpose. According to the Company, as of December 31, 1999, there were approximately 283 holders of record of Common Shares, with approximately 2,600 beneficial holders and 7,669,127 Common Shares outstanding. If, as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq Stock Market or The Nasdaq SmallCap Stock Market(SM), as the case may be, the market for Common Shares could be adversely affected.

    If the Common Shares no longer meet the requirements of the NASD for quotation through any tier of The Nasdaq Stock Market, it is possible that the Common Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Shares and the availability of such quotations would depend, however, upon the number of holders of Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act, as described below, and other factors.

    There is no trading market for any of the Series A Shares, Series B Shares, Series C Shares or Series D Shares. As of December 31, 1999, there were approximately 3 holders of record of the Series A Shares, 27 holders of record of the Series B Shares, 14 holders of record of the Series C Shares and 31 holders of record of the Series D Shares.

    EXCHANGE ACT REGISTRATION. The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Common Shares is not terminated prior to the Merger, then the Common Shares will cease to be reported on The Nasdaq Stock Market and the registration of the Common Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Common Shares under the Exchange Act were terminated, the Common Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Minnesota corporation with its principal executive offices at 13755 First Avenue North, Minneapolis, Minnesota 55441, telephone number:
(612) 473-6262. According to the Form 10-KSB, the Company is engaged primarily in the development, manufacturing and marketing of innovative radio frequency surgical solutions for use in minimally invasive surgical procedures. The Company operates a U.S. sales force of independent medical professionals from its headquarters in Minneapolis, Minnesota, where it also develops and manufactures its proprietary bipolar instruments.

    Set forth below is certain consolidated financial information with respect to the Company excerpted or derived from the information contained in the Form 10-KSB. More comprehensive financial information is included in those reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to those reports and such other documents and all the financial information (including any related notes) contained therein. Those reports and such other documents are available for inspection and copies thereof may be obtained in the manner set forth below under "Available Information."

                          EVEREST MEDICAL CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         -----------   -----------   ----------
Net revenues...........................................  $12,608,863   $10,719,755   $7,365,380
Cost of goods sold.....................................    6,253,533     5,501,001    4,103,920
                                                         -----------   -----------   ----------
Gross margin...........................................    6,355,330     5,218,754    3,261,460

Cost and expenses:
  Sales and marketing..................................    2,986,171     2,680,409    2,192,829
  Research and development.............................      915,047       858,816      633,898
  General and administrative...........................    1,071,081       937,494      784,203
                                                         -----------   -----------   ----------
Total operating expenses...............................    4,972,299     4,476,719    3,610,930

Interest income........................................      (10,878)       (8,018)     (16,775)
Interest expense.......................................       20,427        79,737       52,146
                                                         -----------   -----------   ----------
Income (loss) before income taxes (benefit)............    1,373,482       670,316     (384,841)

Income tax (benefit) expense...........................   (3,255,000)       10,000           --
                                                         -----------   -----------   ----------
Net income (loss)......................................    4,628,482       660,316     (384,841)

Less preferred stock dividends.........................      343,564       343,564      344,390
                                                         -----------   -----------   ----------
Net income (loss) applicable to common stock...........  $ 4,284,918   $   316,752   $ (729,231)
                                                         -----------   -----------   ----------
Basic and diluted net income (loss) per common share...  $      0.56   $      0.04   $    (0.10)
                                                         ===========   ===========   ==========
Weighted average number of common shares outstanding
  during the year......................................    7,604,607     7,364,982    7,017,635
                                                         ===========   ===========   ==========

                          EVEREST MEDICAL CORPORATION
                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................  $    482,531   $    217,488
  Accounts receivable, less allowances (1999--$91,750;
    1998--$61,750)..........................................     2,034,342      1,745,512
  Inventories...............................................     1,892,034      1,751,946
  Prepaid insurance and deposits............................       125,098         76,689
                                                              ------------   ------------
Total current assets........................................     4,534,005      3,791,636

EQUIPMENT
  Office and display equipment..............................       513,925        414,315
  Research and development equipment........................       188,224        188,224
  Production equipment......................................     1,292,454      1,219,929
  Equipment under capital lease.............................       115,235        115,235
                                                              ------------   ------------
                                                                 2,109,839      1,937,703
  Less allowance for depreciation...........................    (1,787,170)    (1,632,198)
                                                              ------------   ------------
                                                                   322,669        305,505
Patents, net of amortization (1999--$172,337;
  1998--$172,087)...........................................            --            250
                                                              ------------   ------------
Deferred tax asset..........................................     3,280,000             --
Total assets................................................  $  8,136,674   $  4,097,391
                                                              ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
  Customer advances.........................................  $     12,280   $     36,788
  Accounts payable..........................................       278,920        582,110
  Accrued compensation and related taxes....................       473,151        314,174
  Other accrued liabilities.................................       190,081        189,875
  Bank borrowings, short term...............................            --        125,000
                                                              ------------   ------------
Total current liabilities...................................       954,432      1,247,947

SHAREHOLDERS' EQUITY
  Convertible preferred stock series A, ($.01 par value,
    $2.50 liquidation value) 1,400,000 authorized;
    outstanding:
    1999--462,937 shares; 1998--632,937 shares..............     1,126,717      1,551,717
  Convertible preferred stock series B, ($.01 par value,
    $2.75 liquidation value) authorized and outstanding:
    1999--637,273 shares; 1998--637,273 shares..............     1,545,313      1,545,313
  Convertible preferred stock series C, ($.01 par value,
    $2.75 liquidation value) authorized and outstanding:
    1999--410,906 shares; 1998--410,906 shares..............     1,002,832      1,002,832
  Convertible preferred stock series D, ($.01 par value,
    $2.875 liquidation value) authorized and outstanding:
    1999--471,500 shares; 1998--471,500 shares..............     1,205,808      1,205,808
  Common stock, ($.01 par value) 12,461,821 authorized;
    outstanding:
    1999--7,669,127; 1998--7,465,875........................        76,691         74,659
  Additional paid-in capital................................    16,548,112     16,420,828
  Accumulated deficit.......................................   (14,323,231)   (18,951,713)
                                                              ------------   ------------
                                                                 7,182,242      2,849,444
                                                              ------------   ------------
Total liabilities and shareholders' equity..................  $  8,136,674   $  4,097,391
                                                              ============   ============

                          EVEREST MEDICAL CORPORATION
                             STATEMENT OF CASHFLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1999        1998       1997
                                                              ----------   --------   ---------
OPERATING ACTIVITIES

Net income (loss)...........................................  $4,628,482   $660,316   $(384,841)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
  Depreciation and amortization.............................     155,223    148,516     168,086
  Provision for losses on accounts receivable...............      30,000     15,000         750
  Value of warrants granted in connection with guarantee of
    bank line...............................................         894      3,576       2,386
  Recognition of deferred tax asset.........................  (3,280,000)        --          --
  Changes in operating assets and liabilities
    Accounts receivable.....................................    (318,830)  (197,446)   (428,272)
    Inventories.............................................    (140,088)  (696,135)   (275,682)
    Prepaid expenses........................................     (48,409)    22,839      68,210
    Customer advances.......................................     (24,508)    (1,212)     20,000
    Accounts payable and accrued expenses...................    (143,471)   449,089      41,647
                                                              ----------   --------   ---------
Net cash provided by (used in) operating activities.........     859,293    404,543    (787,716)
                                                              ----------   --------   ---------

INVESTING ACTIVITIES

Purchases of equipment......................................    (172,136)  (169,980)   (187,629)
                                                              ----------   --------   ---------
Net cash used in investing activities.......................    (172,136)  (169,980)   (187,629)
                                                              ----------   --------   ---------

FINANCING ACTIVITIES

Dividends paid..............................................    (343,564)  (343,564)   (344,390)
Principal payments on debt and capital leases...............    (625,536)  (477,496)     (5,409)
Proceeds from issuance of debt..............................     500,000         --     600,000
Net proceeds from sale of common stock......................      46,986    723,625      92,696
                                                              ----------   --------   ---------
Net cash provided by (used in) financing activities.........    (422,114)   (97,435)    342,897
                                                              ----------   --------   ---------
Increase (decrease) in cash and cash equivalents............     265,043    137,128    (632,448)
Cash and cash equivalents at beginning of year..............     217,488     80,362     712,810
                                                              ----------   --------   ---------
Cash and cash equivalents at end of year....................  $  482,531   $217,488   $  80,362
                                                              ==========   ========   =========

Supplemental cash flow information:
Conversion of Series A and B preferred stock into common
  stock.....................................................  $  425,000   $     --   $  51,250

    AVAILABLE INFORMATION. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New

York, New York 10048. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's web site, the address of which is: http://www.sec.gov. Such information should also be on file at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information or disclosures made by the Company. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

    The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located c/o the principal office of Parent. All outstanding shares of capital stock of the Purchaser are owned by Parent.

    Parent develops bipolar radio frequency technologies for the minimal access surgery markets, with a particular concentration on the arthroscopic, hysteroscopic and urology markets. Parent is a public limited company incorporated and existing under the laws of England and Wales having its principal place of business at Fortran Road, St. Mellons, Cardiff, CF3 0LT, United Kingdom.

    Neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in
Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company. None of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to in the preceding sentence, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as described in this Offer to Purchase, (1) there have not been any contacts, negotiations or transactions between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (2) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

    During the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I
(1) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I.

    Set forth below is certain consolidated financial information with respect to Parent and its subsidiaries extracted or derived from either the consolidated audited financial statements of the Parent for each of the fiscal years ended June 30, 1998 and 1999, or the unaudited consolidated interim financial information of the Parent for the 6 months ended December 31, 1999.

                                GYRUS GROUP PLC
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                               UNAUDITED
                                                               6 MONTHS       YEAR       YEAR
                                                                 ENDED       ENDED      ENDED
                                                              31 DECEMBER   30 JUNE    30 JUNE
                                                                 1999         1999       1998
                                                                 L000         L000       L000
                                                              -----------   --------   --------
Turnover--continuing operations.............................     5,278        9,396      5,709
Cost of sales...............................................    (2,633)      (5,697)    (4,043)
                                                                ------       ------     ------

Gross profit................................................     2,645        3,699      1,666

Operating expenses (including, in year ended 30 June 1999,
  an exceptional item of L874,000)..........................    (3,548)      (6,535)    (6,078)
                                                                ------       ------     ------
Operating loss--continuing operations.......................      (903)      (2,836)    (4,412)
Interest receivable and similar income......................        81          441        506
Interest payable and similar charges........................       (17)         (61)      (100)
                                                                ------       ------     ------
Loss on ordinary activities, before and after taxation,
  being the loss for the financial period...................      (839)      (2,456)    (4,006)
                                                                ------       ------     ------
Loss per ordinary share
Basic and diluted (amounts in pence)........................      (2.7)        (7.9)     (14.9)
                                                                ------       ------     ------

  There were no recognized gains or losses other than the loss for each of the periods shown above.

                                GYRUS GROUP PLC
                          CONSOLIDATED BALANCE SHEETS

                                                              UNAUDITED
                                                                AS AT                     AS AT
                                                               30 JUNE       AS AT       30 JUNE
                                                                1999      31 DECEMBER      1998
                                                                 000        1999 000       000
                                                               POUNDS        POUNDS       POUNDS
                                                              STERLING      STERLING     STERLING
                                                              ---------   ------------   --------
Fixed assets
  Tangible assets...........................................     1,466        1,376        1,773

Current assets
  Stocks....................................................     2,562        2,376        1,550
  Debtors...................................................     3,372        1,883        1,527
  Investments...............................................     2,200        4,000        8,300
  Cash at bank and in hand..................................        89          972          378
                                                               -------       ------       ------
                                                                 8,223        9,231       11,755
Creditors: Amounts falling due within one year..............    (1,855)      (2,403)      (2,401)
                                                               -------       ------       ------
Net current assets..........................................     6,368        6,828        9,354
                                                               -------       ------       ------
Total assets less current liabilities.......................     7,834        8,204       11,127

Creditors: Amounts falling due after more than one year.....      (184)        (198)        (291)
Deferred income.............................................      (357)          --         (749)
                                                               -------       ------       ------
Net assets..................................................     7,293        8,006       10,087
                                                               -------       ------       ------
Capital and reserves
  Share capital.............................................     1,634        1,634        1,633
  Share premium account.....................................    12,402       12,357       12,221
  Merger reserve............................................     3,561        3,561        3,561
  Profit and loss account...................................   (10,304)      (9,546)      (7,328)
                                                               -------       ------       ------
Equity shareholders' funds..................................     7,293        8,006       10,087
                                                               -------       ------       ------

                                GYRUS GROUP PLC
                       CONSOLIDATED CASH FLOW STATEMENTS

                                                               UNAUDITED
                                                               6 MONTHS       YEAR       YEAR
                                                                 ENDED       ENDED      ENDED
                                                              31 DECEMBER   30 JUNE    30 JUNE
                                                                 1999         1999       1998
                                                                 L000         L000       L000
                                                              -----------   --------   --------
Net cash outflow from operating activities..................    (2,278)      (3,729)    (5,207)
Returns on investment and servicing of finance..............        67          398        332
Taxation....................................................        --           --         --
Capital expenditure.........................................      (466)        (296)      (958)
                                                                ------       ------    -------
Cash outflow before use of liquid resources and financing...    (2,677)      (3,627)    (5,833)
Management of liquid resources..............................     1,800        4,300     (8,300)
                                                                ------       ------    -------
                                                                  (877)         673    (14,133)
Financing...................................................        (6)         (79)    13,577
                                                                ------       ------    -------
Increase (decrease) in cash.................................      (883)         594       (556)
                                                                ======       ======    =======

                                GYRUS GROUP PLC
           RECONCILIATIONS OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                               UNAUDITED
                                                               6 MONTHS       YEAR       YEAR
                                                                 ENDED       ENDED      ENDED
                                                              31 DECEMBER   30 JUNE    30 JUNE
                                                                 1999         1999       1998
                                                                 L000         L000       L000
                                                              -----------   --------   --------
Increase (decrease) in cash in period.......................      (883)         594      (556)
Cash outflow from decrease in debt and lease financing......        51          149       200
Increase (decrease) in liquid funds.........................    (1,800)      (4,300)    8,300
                                                                ------       ------     -----
Change in net funds resulting from cash flows...............    (2,632)      (3,557)    7,944
Inception of new finance leases.............................        --          (18)      (71)
                                                                ------       ------     -----
Change in net funds.........................................    (2,632)      (3,575)    7,873
Net funds at beginning of period............................     4,678        8,253       380
                                                                ------       ------     -----
Net funds at end of period..................................     2,046        4,678     8,253
                                                                ======       ======     =====

    SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP FOLLOWED BY GYRUS GROUP PLC AND US GAAP. The financial information set out above has been prepared under UK GAAP which differs in certain significant respects from US GAAP. However, there are no significant differences between UK GAAP and US GAAP which would materially affect the net loss and shareholders' equity of Gyrus Group PLC ("the Group") for each of the two years ended 30 June 1998 and 1999 and the unaudited six month period to 31 December 1999.

    Consequently, the net loss and shareholders' equity for each period shown in the financial information above would not be affected by the application of US GAAP.

    The main differences resulting from the application of US GAAP would be the reclassification of certain items within the balance sheet and cash flow statements, as shown below.

    CURRENT LIABILITIES.  Deferred income (6 months ended 31 December 1999:
357,000 pounds sterling; year ended 30 June 1999: Nil pounds sterling and year ended 30 June 1998: 749,000 pounds sterling), included for UK GAAP purposes as a separate line after creditors falling due in more than one year, represents amounts that the Group expects to be utilised within one year, which would be reclassified to current liabilities under US GAAP.

    CONSOLIDATED STATEMENTS OF CASH FLOWS. The consolidated statements of cash flows prepared under UK GAAP in accordance with Financial Reporting Standard No 1 (Revised 1996), "Cash flow statements", present substantially the same information as that required under US GAAP: Statement of Financial Accounting Standard Number 95, "Statements of Cash Flows". These standards differ, however, with regard to classification of items within the statements and as regards the definition of the cash and cash equivalents.

    Under UK GAAP, cash does not include short term deposits and investments which cannot be withdrawn without notice and without incurring a penalty. Such items are shown as current asset investments. Under US GAAP deposits with a maturity of less than three months at inception which are convertible into known amounts of cash are included as cash and cash equivalents. Under UK GAAP, cash flows are presented separately for operating activities, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, management of liquid resources and financing activities. US GAAP, however, requires only three categories of cash flow activity to be reported; operating, investing and financing. Cash flows from taxation and returns on investment and servicing of finance, shown under UK GAAP, are included as operating activities under US GAAP.

    Summarised consolidated cash flow statements under US GAAP would be as follows:

                                                               UNAUDITED
                                                               6 MONTHS       YEAR       YEAR
                                                                 ENDED       ENDED      ENDED
                                                              31 DECEMBER   30 JUNE    30 JUNE
                                                                 1999         1999       1998
                                                                 L000         L000       L000
                                                              -----------   --------   --------
Cash outflow from operating activities......................    (2,211)      (3,331)    (4,875)
Cash outflow on investing activities........................      (466)        (296)      (958)
Cash (outflow) inflow from financing activities.............        (6)         (79)    13,577
                                                                ------       ------    -------
(Decrease) increase in cash and cash equivalents............    (2,683)      (3,706)     7,744
Cash and cash equivalents at beginning of period............     4,972        8,678        934
                                                                ------       ------    -------
Cash and cash equivalents at end of period..................     2,289        4,972      8,678
                                                                ======       ======    =======

    OTHER DIFFERENCES. Other minor differences exist between UK GAAP and US GAAP in respect of certain items reflected in the financial information. Such differences are immaterial to the reconciliation of net losses and shareholders' equity and have been excluded accordingly.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $51.65 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made directly or indirectly by Parent to the Purchaser.

    Parent intends to provide to the Purchaser the funds required to consummate the Offer and the Merger from the proceeds of a Placing and Open Offer (the "Placing and Open Offer") of 12,907,447 new ordinary 1p shares of Parent (the "New Ordinary Shares") at 350 pence each, to raise approximately 45 million pounds sterling (US $71 million). The New Ordinary Shares will be listed on the London Stock Exchange, and will be issued to certain institutional investors and to Parent's existing shareholders. The Placing and Open Offer is being fully underwritten by Nomura International plc ("Nomura").

    The Placing and Open Offer is conditional, inter alia, on the following:

    (1) the prospectus (the "UK Prospectus") relating to the Placing and Open Offer being approved by the London Stock Exchange and filed with the Registrar of Companies in England and Wales by 4:00 p.m., London time, on April 17, 2000 (the "Launch Date");

    (2) the UK Prospectus, and associated documentation, being posted to Parent's shareholders by 12:00 midnight, London time, on the Launch Date;

    (3) satisfaction of all of the conditions to the Offer (Section 12);

    (4) the approval and adoption of the Merger Agreement, the Merger and the Placing and Open Offer by the requisite vote of the shareholders of Parent by not later than April 6, 2000 at a duly convened extraordinary general meeting ("EGM") of Parent (this EGM has been convened for April 6, 2000);

    (5) Nomura not having terminated the Placing Agreement (the "Placing Agreement") between itself and Parent in accordance with its terms prior to admission of the New Ordinary Shares to the London Stock Exchange's Official List ("Admission"). Nomura's rights to terminate the Placing Agreement include the right to terminate in the event of any material breach of the Placing Agreement (or the warranties and indemnities contained in it) occurring before Admission becomes effective; and

    (6) admission of the New Ordinary Shares becoming effective by not later than April 17, 2000 (or such later time as Parent and Nomura may agree).

    The conditions to the Placing and Open Offer described in sub-paragraphs (1) and (2) listed above have been satisfied as of the date of the Offer. Parent and Purchaser have not established any alternative financing arrangements or plans in the event that the Placing and Open Offer is not successfully completed.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

    MERGER NEGOTIATIONS WITH THE COMPANY. In July 1998, an investment banking firm contacted the Company on behalf of Parent to discuss the Company's interest in pursuing potential synergies with Parent. On November 3, 1998, representatives of Parent met with representatives of the Company in Minneapolis to discuss a potential relationship.

    In late November 1998, the Board of Directors of the Company directed management of the Company to convey to Parent that the Company was not for sale at that time. The Company's Board of Directors did not believe the Company's current stock price was reflective of the Company's intrinsic value. Unless a potential acquiror was in agreement with this assumption, the Company's Board of Directors did not want to deter management's focus from executing its strategic plan or incur the additional expense associated with the process of commencing acquisition discussions, however preliminary. In late November 1998, this statement was communicated to Parent. On December 11, 1998, Mark Goble, Chief Executive Officer of Parent, authored a letter indicating continued interest in discussions with the Company in the future.

    In July 1999, Mr. Goble contacted the Company to determine if it had interest in further discussions with Parent. On September 10, 1999, Mark Goble, Brian Steer, Chairman, and Colin Goble, Chief Technical Officer of Parent, visited the Company to tour its facility and make general corporate presentations. Specifically, Mr. Steer discussed Parent's interest in having a distribution partner in the United States. Mr. Steer indicated that Parent, due to the strategic fit between the two companies, continued to be interested in acquiring the Company. John L. Shannon, Chief Executive Officer of the Company reiterated the position taken by the Board of Directors of the Company in late November 1998 with respect to an acquisition of the Company.

    On October 6, 1999, Mr. Steer telephoned Mr. Shannon to discuss an acquisition of the Company by Parent, and proposed to hold a meeting telephonically on October 21, 1999 to present an oral proposal to the Company for consideration. On October 21, 1999, representatives of Parent, including Nomura, had a telephone conference call with representatives of the Company, including its corporate counsel, to discuss the structure and valuation range of a potential acquisition of the Company by Parent.

    After subsequent telephone conversations between the two companies, on November 9, 1999, Parent forwarded a letter to the Company setting forth its non-binding indication of interest regarding the possible acquisition of the Company's outstanding common stock, preferred stock, options and warrants at a price range from $3 1/8 to $3 1/4, or approximately $32 million, in cash, with standard conditions.

    In response to Parent's November 9, 1999 letter and upon direction from the Company's Board of Directors, Mr. Shannon informed Mr. Steer that the Company's Board of Directors did not believe the stock price at that time ($2.00 per share) was indicative of its value and that the Company was willing to wait for its stock price to increase or alternatively for someone to recognize the true value of the Company, which the Board of Directors deemed to be at least
$50 million. Mr. Steer requested that Mr. Shannon provide a written reply to his letter of November 9, 1999. Mr. Shannon complied with this request and sent a letter to Mr. Steer on November 24, 1999 expressing the position of the Board of Directors.

    On December 1, 1999, Nomura International plc, on behalf of Parent, contacted the Company to continue the discussions. Mr. Shannon reiterated the position of the Board of Directors regarding the valuation of the Company. Following various conversations, Parent agreed to seriously consider the valuation established by the Board of Directors and agreed to meet at Parent's headquarters on January 7, 2000. Prior to this meeting, a confidentiality and non-disclosure agreement was executed between the two parties. Various representatives of Parent, including Nomura, and of the Company, participated in this meeting.

    On January 19, 2000, Parent provided the Company with a confirmation of interest letter proposing to proceed with an acquisition of all outstanding common stock, preferred stock, options and warrants of the Company for $4.85 per share in cash in a transaction to be structured as a merger. This confirmation of interest letter was subject to a variety of conditions, including satisfactory completion of Parent's due diligence investigation of the Company.

    After discussions with a Special Committee of the Company comprised of independent directors and formed to evaluate the potential merger, Mr. Shannon signed the confirmation of interest letter on January 24, 2000. Parent conducted its due diligence review of the Company during the week of February 6, 2000.

    On February 11, 2000, counsel for Parent delivered to the Company and its legal representatives drafts of the definitive transaction documentation, including a proposed merger agreement.

    During the week of February 13, 2000, the Company and its legal representatives and Parent and its legal representatives, continued to negotiate the terms of the proposed merger agreement.

    On February 22, 2000, Dougherty & Company LLC, financial advisor to the Company, rendered to the Board of Directors of the Company and its Special Committee an opinion that the proposed transaction was fair to and in the best interest of the Company and its shareholders, from a financial point of view. Based upon discussions, presentations and this opinion, the Board of Directors of the Company has unanimously approved the Merger and determined that the terms of the Merger are fair to, and in the best interests of, the shareholders of the Company and unanimously recommends that shareholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the terms of the Offer.

    The merger agreement was signed and made effective as of February 23, 2000, and a press release announcing the signing was issued in the morning of February 23, 2000.

    CONSULTING AGREEMENT WITH THE COMPANY. Parent and the Company executed a Consulting Agreement, dated as of February 23, 2000 (the "Consulting Agreement"), whereby Parent has retained the Company to provide to Parent consulting and advisory services upon Parent's reasonable request from time to time during the Consultancy Period (as defined below) in connection with Parent's development of an independent sales network for the distribution of its products in North America. The Consulting Agreement provides that the Company's consultancy would commence on May 23, 2000 (the "Commencement Date") and is to continue, unless the Consulting Agreement is terminated earlier in accordance with its terms, through the fourth anniversary of the Commencement Date (the "Consultancy Period"). The purpose of the Consulting Agreement is to provide for an on-going relationship between the Company and Parent in the event that the Merger Agreement is terminated under certain circumstances.

    The Consulting Agreement provides that in consideration of the Company's performance of services during the Consultancy Period, Parent is to pay to the Company a fee (the "Consultancy Fee") in the amount of one million dollars ($1,000,000.00), payable in four equal installments of $250,000 each, the first such installment to be payable on the Commencement Date and each of the remaining installments to be payable on each of the three subsequent anniversary dates of the Commencement Date thereafter.

    Parent may terminate the Consulting Agreement prior to the completion of the Consultancy Period if the Merger Agreement is terminated, in which case, no Consultancy Fee would be payable to the Company. However, if Parent terminates the Consulting Agreement because the Merger Agreement has been terminated because the Placing and Open Offer is not completed or because the shareholders of Parent do not approve the Placing and Open Offer, the entire Consultancy Fee is payable by Parent to the Company.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT

    PURPOSE OF THE OFFER. The purpose of the Offer is to enable Parent to acquire control of, and all of the equity interests in, the Company. Following the consummation of the Offer, the Purchaser and Parent intend to acquire any remaining equity interests in the Company not acquired in the Offer by consummating the Merger. The Offer is subject to certain terms and conditions. Notwithstanding anything to the contrary set forth in this Offer to Purchase, any determination concerning the satisfaction of such terms and conditions will be within the reasonable discretion of the Purchaser.

    THE MERGER AGREEMENT. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," the Company will be merged with and into the Purchaser, and each then outstanding Share (other than Shares (1) owned by the Purchaser or Parent, (2) remaining outstanding held by any subsidiary of Parent or (3) owned by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Minnesota law), will be converted into the right to receive an amount in cash, without interest, equal to (a) in the case of the Common Shares, the Common Share Offer Price, (b) in the case of the Series A Shares, the
Series A Offer Price, (c) in the case of the Series B Shares, the Series B Offer Price, (d) in the case of the Series C Shares, the Series C Offer Price, and
(e) in the case of the Series D Shares, the Series D Offer Price, paid pursuant to the Offer. Shares described in (1) and (2) of this paragraph will be cancelled without the payment of any consideration.

    VOTE REQUIRED TO APPROVE THE MERGER. The MBCA requires, among other things, that the adoption of any plan of Merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" Merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares, voting together as a single class. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional corporate action of the Company that may be necessary to effect the Merger is approval by the Company's shareholders if the "short-form" Merger procedure described below is not available. Under the MBCA, the affirmative vote of holders of a majority of the outstanding Common Shares (including any Shares owned by the Purchaser), is required to approve the Merger. In addition, holders of the Series A Shares, Series B Shares, Series C Shares and Series D Shares will also have the right to vote on the Merger, on the same basis as the holders of the Common Shares. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company. The MBCA also provides, however, that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding shares of each class (i.e., the Common Shares, Series A Shares, Series B Shares, Series C Shares and Series D Shares), the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without any action by any other shareholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of Parent, the Purchaser and the Company to effect the Merger are subject to the fulfillment at or prior to the effective time of the Merger of each of the following conditions: (1) other than as described above with respect to the "short-form merger procedures" the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the MBCA, (2) the Merger Agreement, the Merger and the Placing and Open Offer shall have been approved and adopted by the requisite vote of the shareholders of Parent in accordance with the Articles of Association of Parent and the Companies Act of 1985 (as amended) and (3) no temporary restraining order, preliminary or permanent injunction judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which prevents the consummation of the Merger.

    The obligations of Parent and the Purchaser to effect the Merger are also subject to the satisfaction at or prior to the closing date of the Merger of the following conditions (unless any such condition is waived in writing by Parent or the Purchaser):

    (1) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the closing date of the Merger with the same force and effect as though made again at and as of the closing date of the Merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and Parent shall have received a certificate from the Company's chief executive officer and chief financial officer to that effect;

    (2) the Company shall have performed in all material respects all obligations required to be performed by the Company under the Merger Agreement at or prior to the closing date of the Merger and Parent shall have received a certificate signed by the Company's president and chief executive officer and chief financial officer to that effect;

    (3) there shall not have occurred any change in the business, assets, financial condition or results of operations of the Company which has had, or is reasonably likely to have, individually or in the aggregate, a change or effect that is materially adverse to the business, properties, assets, financial condition, results of operations or condition of the Company taken as a whole or the Company's ability to perform any of its obligations under the Merger Agreement or which is expected to impede the Company's ability to consummate the Merger (a "Material Adverse Effect");

    (4) the Company shall have received all necessary consents or waivers relating to the Merger, in form and substance satisfactory to Parent, from the other parties to each contract, lease or agreement to which the Company is a party, except where the failure to obtain such consent or waiver would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

    (5) the receipt by Parent of funds, or the unconditional right to draw funds from the Placing and Open Offer;

    (6) the admittance of the New Ordinary Shares to the Official List of the London Stock Exchange, subject to notice of admittance; and

    (7) the execution and delivery of the Employment Agreements (as defined in the Merger Agreement) with Purchaser by certain Designated Company Employees (as defined in the Merger Agreement).

    The obligations of the Company to effect the Merger are also subject to the satisfaction at or prior to the closing date of the Merger of the following conditions (unless any such condition is waived in writing by the Company):

    (1) the representations and warranties of Parent set forth in the Merger Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the closing date of the Merger with the same force and effect as though made again at and as of the closing date of the Merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and the Company shall have received a certificate to that effect signed by Parent's president and chief executive officer and chief financial officer; and

    (2) Parent shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger and the Company shall have received a certificate to that effect signed by Parent's president and chief executive officer and chief financial officer.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the Merger Agreement by the shareholders of the Company:

    (1) by mutual written agreement of the boards of directors of Parent and the Company;

    (2) by Parent or the Company if (a) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling or other action has become final and nonappealable, (b) there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in the Merger Agreement unless such breach is capable of being cured and is cured prior to the closing date of the Merger, (c) the shareholders of Parent shall fail to approve the Merger and the Placing and Open Offer, or (d) the shareholders of the Company shall fail to approve the Merger Agreement and the Merger;

    (3) by Parent, if the Company or any of its directors or officers shall
(a) participate in discussions or negotiations in breach of the covenants of the Company described under "No Solicitation by the Company; Acquisition Proposals" in this Section 12, (b) have approved or recommended an acquisition proposal by a third party (other than Parent) or withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement and the transactions contemplated thereby, or (c) have failed to mail a proxy statement to the shareholders in connection with the approval of the Merger by the shareholders of the Company or failed to include in such proxy statement its recommendation of the Merger Agreement and the transactions contemplated thereby, or publicly resolved to do any of the foregoing;

    (4) by Parent, if the Placing and Open Offer or the Placing Agreement shall have been terminated without Parent having received the proceeds of the Placing and Open Offer or any alternative financing;

    (5) by the Company, if in response to an acquisition proposal which constitutes a Superior Proposal (as defined in "No Solicitation by the Company; Acquisition Proposals" in this Section 12 below) which was not solicited by the Company and which did not otherwise result from a breach of the covenants of the Company described under "No Solicitation by the Company; Acquisition Proposals" in this Section 12, if, in effecting such termination, the Company complies with the relevant provisions of the Merger Agreement; or

    (6) by either Parent or the Company, in the event the effective time of the Merger has not occurred by the latest to occur of (a) July 31, 2000 or
(b) 60 days after the clearance by the Commission of the proxy statement issued in connection with approval of the Merger by the shareholders of the Company (such date may thereafter be extended by mutual written agreement of Parent and the Company),

    NO SOLICITATION BY THE COMPANY,- ACQUISITION PROPOSALS. The Merger Agreement provides that the Company shall not, nor will it authorize or permit any of its, directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (1) solicit, initiate, entertain or encourage (including by way of furnishing non-public information), any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined below) or
(2) participate in any discussions or negotiations regarding any Acquisition Proposal.

Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company, in response to a Superior Proposal (as defined below) which was not solicited by it or which did not result from a breach by the Company of its non-solicitation obligations, and subject to compliance with the Merger Agreement, may furnish information with respect to the Company to any person making a Superior Proposal pursuant to a confidentiality agreement entered into between such person and the Company on terms no less favorable than the confidentiality agreement between the Company and Parent and participate in discussions or negotiations regarding such Superior Proposal.

    For purposes of the Merger Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person (1) relating to any direct or indirect acquisition or purchase of (a) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company, taken as a whole, or (b) 20% or more of any class of equity securities of the Company,
(2) relating to any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or (3) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement.

    For purposes of the Merger Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment is reasonably likely to be consummated, taking into account the person making the proposal and all legal, financial and regulatory aspects of the proposal, and would provide greater value to the shareholders of the Company than the Merger.

    The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof may (1) withdraw or modify, or propose publicly to withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors or such committee of the Offer, the Merger or the Merger Agreement,
(2) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, other than any such agreement entered into concurrently with the termination of the Merger Agreement by the Company to facilitate such action. See "Termination of the Merger Agreement" in this
Section 12.

    The Merger Agreement provides that the Company must promptly advise Parent orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, the identity of the third party, or any decision by the company to furnish information with respect to the Company to any person making such request for non-public information or Acquisition Proposal pursuant to a confidentiality agreement (as described in the Merger Agreement) or to participate in discussions or negotiations with any person regarding an Acquisition Proposal. The Company must promptly deliver such notice to Parent (and in no event later than 24 hours) after the Company's receipt of any request for non-public information or of any Acquisition Proposal and prior to the Company taking any of the actions described above. The Company must also keep Parent reasonably informed of the status of any such request or Acquisition Proposal and will update the information required by the Merger Agreement to be provided to Parent upon the request of Parent.

    FEES AND EXPENSES; TERMINATION FEE. The Merger Agreement generally provides that all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

    The Merger Agreement also provides that the Company shall pay 7.0% of the total aggregate Merger Consideration to Parent as reimbursement of Parent's expenses and as liquidated damages (the "Company Break-Up Fee"), within three business days after termination of the Merger Agreement by Parent or the Company, as applicable, in the event that:

    (1) there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in the Merger Agreement unless such breach is capable of being cured and is cured prior to the closing date of the Merger;

    (2) the Company or any of its directors or officers shall participate, or have publicly resolved to participate, in discussions or negotiations in breach of the Company's covenants described under "No Solicitation by the Company; Acquisition Proposals" in this Section 12;

    (3) the Board of Directors of the Company shall have approved or recommended, or have publicly resolved to approve or recommend, an Acquisition Proposal by a third party or withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger Agreement or the transactions contemplated thereby;

    (4) the Company failed to, or have publicly resolved to not, mail the proxy statement regarding the Merger to its shareholders or failed to include in such proxy statement the recommendation of the Board of Directors that the shareholders of the Company vote in favor of the Merger; or

    (5) the Company terminates the Merger Agreement in response to a Superior Proposal which was not solicited by the Company and which does not otherwise result from a breach of the non-solicitation or other covenants of the Company described above under "No Solicitation by the Company; Acquisition Proposals" in this Section 12.

    The Merger Agreement further provides that the Company shall pay the Company Break-Up Fee to Parent if the Company consummates an "Acquisition Transaction" within 12 months after Parent or the Company's termination of the Merger Agreement due to the failure of the shareholders of the Company to approve the Merger Agreement and the Merger at a meeting of the Company's shareholders. In such case, the Company Break-Up Fee is payable within three business days after the consummation of such "Acquisition Transaction."

    CONDUCT OF THE BUSINESS OF THE COMPANY. The Merger Agreement provides that except as required or permitted by the Merger Agreement or as disclosed in the Company's disclosure schedule attached to the Merger Agreement, the Company shall not, from the date of the Merger Agreement until the effective time of the Merger, without the prior written consent of Parent (which consent will be given or denied within a reasonable time after any request for such consent):

    (1) amend its articles of organization or other charter document or by-laws;

    (2) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of outstanding options or rights in accordance with the terms of the Company's Incentive Stock Option Plan, Nonqualified Stock Option Plan and Stock Bonus Plan (collectively, the "Company Equity Plans");

    (3) (a) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any shareholder rights plan or agreement providing for the issuance to holders of Shares of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of Shares, or repurchase, redeem or otherwise acquire any of its securities, or (b) make any payment of cash or other property to terminate, cancel or otherwise settle any outstanding options, other than in the case of clauses (a) or (b) above for the issuance of Common Shares in connection with the exercise of options or rights under the Company Equity Plans;

    (4) (a) incur or assume any long-term indebtedness or increase any amounts outstanding under long-term credit facilities existing as of the date of the Merger Agreement or grant, extend or increase the amount of a mortgage lien on any leasehold or fee simple interest of the Company; or, except in the ordinary course of business consistent with past practice in the case of clauses
(a) through (f) below, (b) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of December 31, 1999, (c) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other entity or individual, except for obligations of the Company or any subsidiary of the Company, (d) make any loans, advances or capital contributions to, or investments in, any other entity or individual, (e) pledge or otherwise encumber shares of capital stock of the Company, or (f) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereon except as existing on the date of the Merger Agreement or as may be required under agreements outstanding on the date of the Merger Agreement to which the Company is party;

    (5) except as expressly provided in the Merger Agreement, including the acceleration of vesting of outstanding options under the Company Equity Plans and termination of the Company's Employee Stock Purchase Plan, enter into, adopt or amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

    (6) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

    (7) acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

    (8) change any of the accounting principles or practices used by it affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

    (9) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities
(a) in the ordinary course of business consistent with past practices, (b) with notice to Buyer, in an amount which does not exceed $50,000 in the aggregate,
(c) incurred pursuant to the terms of the engagement letter agreement between the Company and Dougherty & Company LLC, the Company's financial advisor, in an amount not to exceed $90,000 or (d) incurred in connection with the transactions contemplated by Offer and the Merger Agreement, not to exceed the amounts described in the Company's disclosure schedule attached to the Merger Agreement;

    (10) except as required by their terms, enter into, terminate or breach (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a breach) or materially amend any contract which is or would be a material agreement, as defined in the Merger Agreement;

    (11) without prior consultation with Parent (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $50,000 or if as part of such settlement the Company would agree to any restrictions on its operations;

    (12) grant any license with respect to or otherwise convey any intellectual property of the Company or take any action or fail to take any action that would make certain representations and warranties made by the Company in the Merger Agreement with respect to the Company's intellectual property to become untrue in any respect;

    (13) elect or appoint any new directors or officers of the Company;

    (14) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that the Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that the Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the Company's Board of Directors determines, based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law;

    (15) make or change any election, request permission of any tax authority or to change any accounting method, file any amended federal, state, local, foreign or other tax return, enter into any closing agreement, settle any federal, state, local, foreign or other tax claim or assessment relating to the Company, surrender any right to claim a refund of federal, state, local, foreign, or other taxes, or consent to any extension or waiver of the limitation period applicable to any federal, state, local, foreign or other tax claim or assessment relating to the Company;

    (16) settle or comprise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated by the Merger Agreement;

    (17) take any action that would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue or (b) any of the conditions of the Offer not being satisfied; or

    (18) take, or agree in writing or otherwise to take, any of the actions described in sub-paragraphs (1) through (17) listed above.

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to the product of (1) the total number of directors on the Company's Board of Directors and (2) the percentage that the number of Shares purchased by the Purchaser in the Offer bears to the number of Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be selected by its existing Board of Directors. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Merger Agreement further provides that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the effective time of the Merger, the Board of Directors of the Company will have at least two independent directors who were directors on the date of the Merger Agreement and who are not officers of the Company. The Merger Agreement also provides that the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as provided above.

    STOCK OPTIONS. The Merger Agreement provides that prior to the effective time of the Merger, the Company shall terminate the Company Equity Plans and shall provide written notice to each holder of a then outstanding stock option or other right to purchase Common Shares pursuant to the Company Equity Plans (whether or not such option is then vested or exercisable), that such option shall be exercisable in full as of the date of such notice and that such option shall terminate at the effective time of the Merger and that, if such option is not exercised or otherwise terminated before the effective time of the Merger, such holder shall be entitled to receive in cancellation of such option a cash payment from Parent promptly after the effective time of the Merger, in an amount equal to the excess, if any, by which the Common Share Offer Price exceeds the exercise price per share with respect to such option, if any, multiplied by the number of shares represented by such option immediately prior to such cancellation, subject to income tax withholding as required by applicable law.

    WARRANTS. The Merger Agreement also provides that, prior to the effective time of the Merger, the Company shall take all actions necessary to procure, on or before the Expiration Date, from each holder of an outstanding warrant to purchase Common Shares an agreement that, as of the effective time of the Merger, such warrant shall be converted into a right of such holder to receive from Parent promptly after the effective time of the Merger an amount in cash, without interest equal to the product of (1) the number of Common Shares subject to such warrant immediately prior to the effective time of the Merger and
(2) the excess, if any, by which the Common Share Offer Price exceeds the exercise price per share that was applicable with respect to such warrant.

    EMPLOYEE MATTERS. The Merger Agreement provides that from and after the effective time of the Merger, Parent will cause the Surviving Corporation to provide to employees of the Company who remain employed after the effective time of the Merger ("Company Employees") with the types and levels of employee benefits which are in the aggregate at least as favorable as those maintained by the Company prior to the effective time, provided that this obligation shall not include the Company's employee stock purchase plan or the Company Equity Plans. The Merger Agreement further provides that Parent will treat, and cause its applicable benefit plans to treat, the service of Company Employees with the Company as service rendered to the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits but not for benefit accrual.

    In addition, the Merger Agreement also provides that the Company shall use its reasonable best efforts to cause certain of its employees to enter into employment agreements with the Surviving Corporation on the terms and conditions set forth in attached exhibits to the Merger Agreement. In particular, it is expected that each of Steven M. Blakemore, the Company's Vice President, Operations and Engineering, Michael E. Geraghty, the Company's Vice President, Sales and Marketing, Thomas F. Murphy, the Company's Vice President, Finance and Administration and Assistant Secretary and David J. Parins, the Company's Vice President, Technology, will enter into employment agreements with the Surviving Corporation providing for their employment following the completion of the Merger. None of Messrs. Blakemore, Geraghty, Murphy or Parins is party to an employment agreement with the Company prior to the Merger. Under the terms of these employment agreements, each of which is substantially identical, each officer will be employed by the Surviving Corporation in their current positions. Each agreement has a term of three years and provides for salary and benefits substantially equivalent to that which each officer is paid prior to the Merger.

    INDEMNIFICATION. The Merger Agreement provides that from and after the effective time of the Merger and for a period of six years thereafter, the Surviving Corporation (1) will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of the Merger Agreement in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company's Articles of Incorporation and By-Laws, in each case as in effect on the date of this Agreement, and that during such period, neither the Articles of Incorporation nor the By-Laws of the Surviving Corporation shall be amended to reduce or limit the rights of the indemnity afforded to the present and former directors, officers, employees and agents of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or the ability to indemnify and (2) agrees to indemnify to the fullest extent permitted under its Certificate of Incorporation, its By-Laws, and applicable law the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the effective time of the Merger, to at least the same extent as such persons are currently permitted to be indemnified pursuant to the Company's Articles of Incorporation and By-Laws. Furthermore, the Merger Agreement provides that Parent will cause to be maintained for a period of four years from the effective time of the Merger the Company's current directors' and officers' insurance and the indemnification policy to the extent that it provides coverage for events occurring prior to the effective time of the Merger for all persons who were directors and officers of the Company on February 23, 2000, so long as such insurance is available on commercially reasonable terms and the annual premium for such liability insurance would not be in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement. If the existing officers' and directors' liability insurance expires, is terminated or cancelled during such four-year period, Parent will use all reasonable efforts to cause to be obtained as much officers' and directors' liability insurance as can be obtained for the remainder of such period for an annualized premium as provided in the Merger Agreement and on terms and conditions no less advantageous than the existing officers' and directors' liability insurance.

    COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement and Parent and the Company's respective board of directors' fiduciary duties to their respective shareholders under applicable law, each of Parent, the Purchaser and the Company have agreed to take, or cause to be taken, all actions, and to do, or cause to be done, and to cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the use of their respective commercially reasonable efforts to
(1) obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, (2) obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulation, (3) defend all lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (4) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement, (5) effect all necessary registrations and filings, including, but not limited to, submissions of information requested by any foreign, federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, and (6) fulfill all conditions to this agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions of the Merger Agreement, the Company and its Board of Directors will (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, and (2) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Offer and the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

    The Merger Agreement further provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (1) the occurrence, or non-occurrence, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from the date of the Merger Agreement through the effective time of the Merger and (2) any material failure of the Company or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided that no such notification will limit or otherwise affect the remedies available to the party receiving the notice.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties. The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 9 to the Purchaser's Tender Offer Statement on Schedule TO filed with the Commission on the date hereof (the "Schedule TO") and incorporated by reference herein. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated holders of Shares will have certain rights pursuant to the provisions of Sections 302A.471 and 302A.473 of the MBCA to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures are complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Common Share Offer Price, the Series A Offer Price, the Series B Offer Price, the Series C Offer Price or the Series D Offer Price or the market value of the Shares, including the asset value and investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 302A.471 and 302A.473 of the MBCA fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the MBCA, the Shares of such shareholder will be converted into the Merger Consideration in accordance with the Merger Agreement.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Section 302A.471 and 302A.473 of the MBCA.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY THE MBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS. The Merger will have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, unless approved in writing by the Purchaser, the Company may not
(1) declare, set aside, make or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or (b) issue or sell any shares of any class of its capital stock, or any securities convertible into or exchangeable for any such shares, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise to purchase or otherwise acquire any such shares or securities convertible into or exchangeable for any such shares. Nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the Minimum Condition shall have been satisfied. Furthermore, the Purchaser will not be required to accept for payment or, as described above, to pay for any Shares not previously accepted for payment or paid for, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the provisions discussed in Section 1 above), any of the following conditions exists and is continuing:

    (1) there shall be instituted or pending by any governmental entity any suit, action or proceeding (a) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company, (b) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of all or a portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent and its subsidiaries to dispose of or hold separate all or a portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by the Merger Agreement, (c) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (d) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company, (e) that could reasonably be expected to require the divestiture by Parent or the Purchaser of Shares, in the case of any of the foregoing in clauses (b), (c) or (d), which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business of the Company, or (f) that could reasonably be expected to result in a material adverse effect on the Company or Parent;

    (2) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any governmental entity or court that would result in any of the consequences referred to in clauses (a) through (f) of paragraph (1) above;

    (3) there shall have occurred any events or changes which have had or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (4) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of the, Merger Agreement and at the scheduled or extended expiration of the Offer;

    (5) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be cured, or has not been cured within 15 business days after the Company receives written notice from Parent of such breach or failure to perform;

    (6) the Merger Agreement shall have been terminated in accordance with its terms;

    (7) any consent (other than the filing of the Certificate of Merger or approval of the shareholders of the Company if required by the MBCA) required to be filed, or to have occurred or been obtained by the Company in connection with the execution and delivery of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been filed or obtained or shall not have occurred, except where the failure to obtain such consent could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (8) the Company's Board of Directors (a) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (b) shall have recommended a Superior Proposal, or
(c) shall have publicly resolved to do any of the foregoing;

    (9) Parent shall not have received the funds, or shall not have the unconditional right to draw funds from the Placing and Open Offer; or

    (10) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, the Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Shares;

and, in the good faith judgment of Parent or the Purchaser, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

    The Merger Agreement provides that the foregoing conditions are for the sole benefit of Parent and the Purchaser and may be waived by Parent and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and representations made by representatives of the Company and the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought. Except as otherwise expressly described in this Section 15, while the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

    MINNESOTA FILING. As the Offer involves a Minnesota company, many of whose shareholders are Minnesota residents, the Offer may be subject to the provisions of Chapter 80B of the Minnesota General Corporation Law, known as the Takeover Disclosure Act. Under this Act, it is unlawful to make any takeover offer to acquire any equity securities of a target company in Minnesota unless a registration statement is filed with the Minnesota Commissioner of Commerce, together with certain other documents. The information required to be included in this registration statement is substantially identical to that contained in the Schedule TO filed by the Purchaser with the Commission in connection with the Offer. In addition, the Purchaser is required to file the Schedule TO and exhibits, including this Offer to Purchase, with the registration statement. This filing is required to be made simultaneously with the commencement of the Offer. On March 16, 2000, simultaneously with the announcement of the Offer, Purchaser made this filing. It is not expected that compliance with this Act will delay the completion of the Offer.

    ANTITRUST. Under the provisions of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder applicable to the Offer, an acquiring person and the person whose voting securities are being acquired in a tender offer must make an HSR filing by filing a Notification and Report Form with respect to the tender offer if each of the following three conditions are satisfied: (1) the acquiring person or the person whose voting securities are being acquired are engaged in commerce or in any activity affecting commerce, (2)(a) any voting securities or assets of a person engaged in manufacturing which has annual net sales or total assets of $10,000,000 or more are being acquired by any person which has total assets or annual net sales of $100,000,000 or more, (b) any voting securities or assets of a person not engaged in manufacturing which has total assets of $10,000,000 or more are being acquired by any person which has total assets or annual net sales of $100,000,000 or more or (c) any voting securities or assets of a person with annual net sales or total assets of $100,000,000 or more are being acquired by any person which has total assets or annual net sales of $10,000,000 or more, and (3) as a result of such acquisition, the acquiring person would hold
(a) 15% or more of the voting securities or assets of the acquired person, or
(b) an aggregate total amount of the voting securities and assets of the acquired person in excess of $15,000,000.

    Although Parent, the Purchaser and the Company are engaged in commerce in satisfaction of the first statutory condition to an HSR filing stated above, and the consummation of the Offer will result in the acquisition by the Purchaser of 15% or more of the voting securities or assets of the Company in satisfaction of the third statutory condition to an HSR filing stated above, none of Parent, the Purchaser and the Company have total assets or annual net sales of $100,000,000 or more in satisfaction of the second statutory condition to an HSR filing. Therefore, none of Parent, the Purchaser, or the Company is required to file a Notification and Report Form with respect to the Offer under the HSR Act and applicable regulations.

    Nevertheless, the FTC and the Antitrust Division may scrutinize the legality of transactions such as the Purchaser's proposed acquisition of the Company under the antitrust laws. If the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FFC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

    OTHER FOREIGN APPROVALS. The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the offer. There can be no assurance that the Purchaser will be able to cause the Company to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company after purchase of the Shares pursuant to the Offer.

16. FEES AND EXPENSES

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Wilmington Trust Company to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser or Parent has filed with the Commission a Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                          GOLDEN ACQUISITION CORP.

March 16, 2000

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Each director and executive officer listed below is a citizen of the United Kingdom and has a business address of Fortran Road, St. Mellons, Cardiff, CF3 0LT, United Kingdom.

NAME                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR-EMPLOYMENT HISTORY
----                                     ---------------------------------------------------------------------------
Brian Steer                              Mr. Steer serves as Executive Chairman of Parent, a position which he has held since April 1996. Mr. Steer joined Parent as a consultant in January
                                         1994 and was appointed to the Board of Parent in November 1994. Mr. Steer previously served until 1994 as President of Zimmer International, Inc., where he was employed for the previous ten years.

Mark Goble                               Dr. Goble serves as Group Managing Director of Parent and is one of its
                                         founders. Mr. Goble is a qualified surgeon whose last appointment was
                                         Senior Registrar in Urology at Bristol Royal Infirmary.

Colin Goble                              Mr. Goble serves as Group Technical Director of Parent and is one of its
                                         founders. Prior to founding Parent in 1989, Mr. Goble was a Senior Lecturer in Electronic Engineering at the University of Glamorgan.

John Bradshaw                            Mr. Bradshaw serves as Group Finance Director of Parent. Mr. Bradshaw joined Parent in July 1997. Mr. Bradshaw served as an Audit and Business
                                         Advisory Manager with Arthur Andersen from 1992 until joining Parent in
                                         1997. Mr. Bradshaw was employed with Arthur Andersen since 1986.

Michael Garner                           Mr. Garner serves as a Non-Executive Director of Parent. Mr. Garner previously served as Finance Director of TI Group PLC from 1979 to 1993.
                                         Mr. Garner was also a founding member of the Accounting Standards Board and has been a member of The Hundred Group of Finance Directors since 1978. Mr.
                                         Garner currently serves as a Non-Executive Director of a number of other companies, including C&J Clark Ltd. and Enterprise Inns PLC.

Gordon Roy Davis                         Mr. Davis serves as a Non-Executive Director of Parent. Mr Davis also currently serves as Vice President, European Director and Head of the
                                         European Operations Management Practice of Arthur D Little. Mr. Davis has
                                         served as a Non-Executive Director of Osmetech PLC since February 2000. Mr.
                                         Davis previously served as Operations Director of Tricom and Wyatts, two electronics companies.

NAME                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR-EMPLOYMENT HISTORY
----                                     ---------------------------------------------------------------------------
Charles Goodson-Wickes                   Dr. Goodson-Wickes serves as a Non-Executive Director of Parent, a position which he has held since 1997. Dr. Goodson-Wickes also serves as Chief
                                         Executive of Medarc Ltd., a business consultancy, as a Director of Nestor
                                         Healthcare Group PLC and holds a number of other non-executive directorships. Dr. Goodson-Wickes previously served as a Member of the
                                         British Parliament for ten years, serving as Parliamentary Private
                                         Secretary in three government departments. Dr. Goodson-Wickes is also qualified both as a physician and a barrister.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of the directors and executive officers listed below is Fortran Road, St. Mellons, Cardiff, CF3 0LT, United Kingdom. The directors and executive officers listed below are citizens of the United Kingdom.

NAME                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR-EMPLOYMENT HISTORY
----                    ---------------------------------------------------------------------------
Brian Steer             Mr. Steer serves as Chairman of the Board of Directors of the Purchaser.
                        For additional information regarding Mr. Steer, see the information regarding Directors and Executive Officers of Parent above on page S-1.

John Bradshaw           Mr. Bradshaw serves as a Director, Secretary, and Treasurer of the
                        Purchaser. For additional information regarding Mr. Bradshaw, see the information regarding Directors and Executive Officers of Parent above on page S-1.

Mark Goble              Mr. Goble serves as a Director and President of the Purchaser. For additional information regarding Mr. Goble, see the information regarding
                        Directors and Executive Officers of Parent above on page S-1.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                            WILMINGTON TRUST COMPANY

              BY MAIL:                   BY FACSIMILE:          BY HAND/OVERNIGHT COURIER:
Wilmington Trust Company                 (302) 651-1079    Wilmington Trust Company
1100 North Market Street                                   1105 North Market Street
Rodney Square North                                        Wilmington, DE 19890
Wilmington, DE 19890                                       Attn: Corporate Trust Operations
Attn: Corporate Trust Operations

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                                     [LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (Call Collect)
                           (800) 322-2885 (Toll Free)